Exhibit 4(a)

SIXTH AMENDMENT OF
CONSTRUCTION LOAN AGREEMENT

          THIS SIXTH AMENDMENT OF CONSTRUCTION LOAN AGREEMENT (“Amendment”) is made this 30th day of May, 2012 by and among ONE EARTH ENERGY, LLC, an Illinois limited liability company (“BORROWER”), FIRST NATIONAL BANK OF OMAHA (“FNBO”), a national banking association headquartered in Omaha, Nebraska as a BANK and as administrative agent for the BANKS (in such capacity, the “ADMINISTRATIVE AGENT”), as accounts bank (in such capacity, the “ACCOUNTS BANK”) and as collateral agent for the BANKS (in such capacity, the “COLLATERAL AGENT”), and the BANKS party to the AGREEMENT. This Amendment amends that certain Construction Loan Agreement dated September 20, 2007 among the AGENT, BANKS and BORROWER (“AGREEMENT”).

          WHEREAS, pursuant to the AGREEMENT and the other LOAN DOCUMENTS, BANKS extended the LOANS and other financial accommodations and extensions of credit described in the AGREEMENT to BORROWER, all as more fully described in the AGREEMENT;

          WHEREAS, pursuant to that certain First Amendment of Construction Loan Agreement dated September 19, 2008, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended from September 19, 2008 to September 18, 2009, the Maintenance Building Land, Tucker Land, Wellsite Lease and Scott Lease were added as collateral for the LOANS and the MORTGAGE was amended accordingly, and the AGREEMENT was otherwise amended as provided for therein;

          WHEREAS, pursuant to that certain Second Amendment of Construction Loan Agreement dated January 30, 2009, the allocation of the TERM LOANS was modified by the addition of the FIXED RATE II TERM LOAN, provisions relating to the Ameren Agreement were added and the AGREEMENT was otherwise amended as provided for therein;

          WHEREAS, pursuant to that certain Third Amendment of Construction Loan Agreement dated September 18, 2009, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended to September 17, 2010, the interest rate and non-usage fee applicable to the REVOLVING LOAN was modified as provided for therein and the AGREEMENT was otherwise amended as provided for therein;

          WHEREAS, pursuant to that certain Fourth Amendment of Construction Loan Agreement dated June 1, 2010, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended to May 31, 2011, the interest rate applicable to the LOANS was modified, the restrictions on CAPITAL EXPENDITURES for BORROWER’S 2010 fiscal year was modified, the amortization of the FIXED RATE LOAN was modified and the AGREEMENT was otherwise amended as provided for therein;

          WHEREAS, pursuant to that certain Fifth Amendment of Construction Loan Agreement dated May 31, 2011, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended to May 30, 2012, the interest rate applicable to the REVOLVING LOAN was modified, the COMMITMENTS of the BANKS in the REVOLVING LOAN were modified and the AGREEMENT was otherwise amended as provided for therein;

          WHEREAS, pursuant to that certain Assignment and Assumption Agreement dated May 16, 2012 (the “Midland Assignment”) between Deere Credit, Inc. and Midland States Bank (“Midland”), Midland acquired all of Deere Credit, Inc.’s right, title and interest in the Fixed Rate Loan, and Midland agreed to become a BANK under the AGREEMENT;

          WHEREAS, BORROWER has requested, and under the terms of this Amendment Banks have agreed, to extend the LOAN TERMINATION DATE of the REVOLVING LOAN from May 30, 2012 to May 29, 2013, to modify the FIXED CHARGE COVERAGE RATIO, delete the NET WORTH financial covenant, provide for the full repayment and termination of the LONG TERM REVOLVING LOAN, to modify the application of the EXCESS CASH FLOW payment required under the AGREEMENT and to otherwise amend the AGREEMENT as provided for in this Amendment; and

          WHEREAS, the parties hereto agree to amend the AGREEMENT as provided for in this Amendment.

          NOW, THEREFORE, in consideration of the amendments of the AGREEMENT set forth below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend the AGREEMENT as follows:

          1. Capitalized terms used herein shall have the meaning given to such terms in the AGREEMENT as amended in this Amendment, unless specifically defined herein.

          2. The definition of the term “LOAN TERMINATION DATE” in Section 1.28 of the AGREEMENT is hereby amended by deleting the reference to May 30, 2012 as the LOAN TERMINATION DATE applicable to the REVOLVING NOTES and inserting in lieu thereof May 29, 2013. Anywhere else in the AGREEMENT which refers to May 30, 2012 as the LOAN TERMINATION DATE of the REVOLVING NOTES is hereby amended consistent with the foregoing. To further evidence the extension of the LOAN TERMINATION DATE of the REVOLVING NOTES, BORROWER shall execute and deliver to each BANK with a REVOLVING LOAN COMMITMENT AMOUNT a FIFTH AMENDED AND RESTATED REVOLVING PROMISSORY NOTE or, in the case of Farm Credit Services of America, a REVOLVING PROMISSORY NOTE, and all references to the REVOLVING NOTES in the AGREEMENT and the other LOAN DOCUMENTS are hereby amended to refer to such FIFTH AMENDED AND RESTATED REVOLVING PROMISSORY NOTES or REVOLVING PROMISSORY NOTE, as the case may be.

          3. Section 6.2.1 of the AGREEMENT is hereby amended by deleting the reference to 1.25:1.0 as the minimum FIXED CHARGE COVERAGE RATIO and inserting in lieu thereof 1.10:1.0.

          4. Section 6.2.2 of the AGREEMENT providing for the NET WORTH financial covenant is hereby deleted in its entirety.

          5. Section 6.4.11 of the AGREEMENT is hereby amended by deleting the reference to $1,000,000.00 as the maximum amount of BORROWER’S capital expenditures in any fiscal year and inserting in lieu thereof $3,000,000.00.

          6. Section 6.2.3 of the AGREEMENT is hereby deleted in its entirety and the following is inserted in lieu thereof:

6.2.3 For each fiscal year following the CONSTRUCTION LOAN TERMINATION DATE, BORROWER shall determine and report to ADMINISTRATIVE AGENT, within 120 days after the end of each such fiscal year, the amount of its EXCESS CASH FLOW for such ended fiscal year. Within 120 days following the end of each such fiscal year, BORROWER will pay to ADMINISTRATIVE AGENT twenty percent (20%) of such EXCESS CASH FLOW calculated by BORROWER for such fiscal year; provided, however, that, the maximum amount of such EXCESS CASH FLOW payment for any fiscal year shall not exceed $6,000,000.00, and the maximum amount of such EXCESS CASH FLOW payment during the term of this AGREEMENT shall not exceed $18,000,000.00 in the aggregate. BORROWER’s payment of EXCESS CASH FLOW required in this Section shall be applied first to the outstanding principal balance of the VARIABLE RATE LOAN, and after the VARIABLE RATE LOAN is repaid in full, BORROWER shall no longer be required to pay to ADMINISTRATIVE AGENT EXCESS CASH FLOW. Such annual payments of EXCESS CASH FLOW shall not release BORROWER from making the monthly payment required above on the VARIABLE RATE LOAN or any other payment required under this AGREEMENT or any other LOAN DOCUMENT. No payment of EXCESS CASH FLOW during any period when an EVENT OF DEFAULT does not exist shall trigger or obligate BORROWER to pay to ADMINISTRATIVE AGENT any prepayment fees.

          7. Pursuant to the Midland Assignment, Midland acquired all of Deere Credit, Inc.’s right, title and interest in the Fixed Rate Loan. Midland agrees to become a BANK under the AGREEMENT and represents and warrants to the ADMINISTRATIVE AGENT that Midland has independently and without reliance on the ADMINISTRATIVE AGENT, the COLLATERAL AGENT or any other BANK made its own credit decision and analysis to assume Deere Credit, Inc.’s interest in the Fixed Rate Loan and to enter into the Midland Assignment. From and after the date of the Midland Assignment, Midland shall be bound by and comply with the terms and provisions of the AGREEMENT and other LOAN DOCUMENTS as a BANK thereunder and, to the extent of Midland’s interest in the Fixed Rate Loan, shall have the obligations of a BANK thereunder. Midland has received a copy of the AGREEMENT and other LOAN DOCUMENTS and has received or been accorded the opportunity to receive copies of the most recent financial information delivered pursuant to the AGREEMENT and such other documents and information as Midland deemed appropriate to make its own credit analysis and decision to enter into the Midland Assignment and consummate the transactions contemplated therein. Midland agrees that it will continue to independently and without reliance on the ADMINISTRATIVE AGENT or any other BANK and based on such documents and information as Midland deems necessary make its own credit analysis and decisions under the AGREEMENT and the other LOAN DOCUMENTS.

          8. In consideration for the modification of the financial covenants provided for in this Amendment above, BORROWER agrees to repay in full the LONG TERM REVOLVING LOAN and to terminate the LONG TERM REVOLVING LOAN. Contemporaneously with the execution and delivery of this Amendment by BORROWER, BORROWER shall repay in full the outstanding principal balance and accrued and unpaid interest on the LONG TERM REVOLVING LOAN. From and after the date of this Amendment, the LONG TERM REVOLVING LOAN is terminated and BORROWER shall have no ability to borrow any sums or take any advances on the LONG TERM REVOLVING LOAN.

          9. CoBank has assigned its interest in the LOANS (other than the LONG TERM REVOLVING LOAN which is being repaid and terminated as provided for in Section 6 above) to FNBO and is no longer a BANK. In addition, BMO Harris Bank, N.A. (successor by merger to M&I MARSHALL & ISLEY BANK) has assigned its interest in the LOANS (other than the FIXED RATE LOAN, REVOLVING LOAN and the LONG TERM REVOLVING LOAN which is being repaid and terminated as provided for in Section 6 above) to Farm Credit Services of America and has assigned its interest in the FIXED RATE LOAN to 1st Farm Credit Services. As a result of such assignments, BMO Harris Bank, N.A. is no longer a BANK. Farm Credit Services of America has agreed to commit to $1,000,000.00 in the REVOLVING LOAN. Deere Credit, Inc. has assigned its interest in the LOANS (other than the FIXED RATE LOAN and the LONG TERM REVOLVING LOAN which is being repaid and terminated as provided for in Section 6 above) to FNBO and has assigned its interest in the FIXED RATE LOAN to Midland as described above. As a result of such assignments, Deere Credit, Inc. is no longer a BANK. Exhibit H to the AGREEMENT is hereby deleted in its entirety and the Exhibit H attached to this Amendment is inserted in lieu thereof to reflect FNBO’s assumption of CoBank’s interest in the LOANS (other than the LONG TERM REVOLVING LOAN), FNBO’s assumption of Deere Credit, Inc.’s interest in the LOANS (other than the FIXED RATE LOAN and the LONG TERM REVOLVING LOAN which is being repaid and terminated as provided for in Section 6 above), Midland’s assumption of Deere Credit, Inc.’s interest in the FIXED RATE LOAN and 1st Farm Credit Services’ assumption of BMO Harris Bank, N.A.’s interest in the FIXED RATE LOAN and Farm Credit Services of America’s assumption of BMO Harris Bank, N.A.’s interest in the LOANS (other than the FIXED RATE LOAN, REVOLVING LOAN and the LONG TERM REVOLVING LOAN which is being repaid and terminated as provided for in Section 6 above).

          10. This Amendment shall not be effective until the ADMINISTRATIVE AGENT shall have received each of the following (each in form and substance acceptable to the ADMINISTRATIVE AGENT) or the following conditions have been satisfied:

(a).	This Amendment, duly executed by BORROWER and each BANK.

(b).	The FIFTH AMENDED AND RESTATED REVOLVING PROMISSORY NOTES and REVOLVING PROMISSORY NOTE referenced above, duly executed by BORROWER.

(c).	A Secretary Certificate and appropriate resolutions from BORROWER authorizing the modifications and amendments provided for in this Amendment.

(d).	Such other matters as the ADMINISTRATIVE AGENT may reasonably require.

          11. Except as modified and amended herein, all other terms, provisions, conditions and obligations imposed under the terms of the AGREEMENT and the other LOAN DOCUMENTS shall remain in full force and effect and are hereby ratified and affirmed by BORROWER. To the extent necessary, the other LOAN DOCUMENTS are hereby amended to be consistent with the terms of this Amendment.

          12. BORROWER certifies and reaffirms by its execution hereof that the representations and warranties set forth in the AGREEMENT and the other LOAN DOCUMENTS are true and complete as of this date, and that no EVENT OF DEFAULT under the AGREEMENT or any other LOAN DOCUMENT, and no event which, with the giving of notices or passage of time or both, would become such an EVENT OF DEFAULT, has occurred as of execution hereof. This Amendment may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

ONE EARTH ENERGY, LLC

By:	/s/ Steven Kelly
Title:	President

FIRST NATIONAL BANK OF OMAHA, in its capacity as a BANK, ADMINISTRATIVE AGENT, COLLATERAL AGENT and ACCOUNTS BANK

By:	/s/ Fallon Savage
Title:	Vice President

1st FARM CREDIT SERVICES, as a BANK

By:	/s/ Corey J. Waldinger

Title:	Vice President, Capital Markets

TRANSAMERICA LIFE INSURANCE COMPANY, as a BANK

By:	/s/ Stephen Noonan
Title:	Senior Vice President, Agribusiness Banking

MIDLAND STATES BANK, as a BANK

By:	/s/ Joseph K. Bates

Title:	Commercial Relationship Manager

CITIZENS FIRST NATIONAL BANK, as a BANK

By:	/s/ Derek Fetzer

Title:	Assistant Vice President, Agribusiness Banking

FARM CREDIT SERVICES OF AMERICA, as a BANK

By:	/s/ Kathryn Frahm

Title:	Vice President, Commercial Lender

QUAD CITY BANK AND TRUST, as a BANK

By:	/s/ Rebecca Skafidas

Title:	Vice President

EXHIBIT H

BANKS’ COMMITMENTS

BANK	TERM LOANS COMMITMENT AMOUNT*	REVOLVING LOAN COMMITMENT AMOUNT**	TOTAL COMMITMENT, TERM LOANS AND REVOLVING LOANS

1st Farm Credit Services	$12,266,209.00	N/A	$12,266,209.00
Transamerica Occidental Life Insurance Company	$7,004,331.00	N/A	$7,004,331.00
Citizens First National Bank	$7,399,255.00	$1,000,000.00	$8,399,255.00
Midland States Bank	$7,247,086.00	N/A	$7,247,086.00
Farm Credit Services of America	$7,237,568.00	$1,000,000.00	$8,237,568.00

First National Bank of Omaha	$19,337,503.00	$8,000,000.00	$27,337,503.00
Quad City Bank and Trust	$3,183,788.00	N/A	$3,183,788.00

Totals	$63,675,740.00	$10,000,000.00	$73,675,740.00

*The amounts stated for each BANK reflects the principal balance outstanding on the TERM LOANS on the date of this Amendment and the repayment and termination of the LONG TERM REVOLVING LOAN. In addition, such amounts reflect FNBO’s assumption of CoBank’s interest in the LOANS (other than the LONG TERM REVOLVING LOAN), FNBO’s assumption of Deere Credit, Inc.’s interest in the Variable Rate Loan and Fixed Rate II Loan, Midland’s assumption of Deere Credit, Inc.’s interest in the Fixed Rate Loan. After such assumptions of Deere Credit, Inc.’s interest in the Variable Rate Loan, Fixed Rate II Loan and Fixed Rate Loan and the repayment and termination of the Long Term Revolving Loan, Deere Credit, Inc. is no longer a BANK under the AGREEMENT.

**The amounts reflect FNBO’s assumption of CoBank’s interest in the REVOLVING LOAN and Farm Credit Service of America’s new $1,000,000.00 commitment in the REVOLVING LOAN to replace BMO Harris Bank, N.A.’s $1,000,000.00 commitment in the REVOLVING LOAN.